Exhibit 99.1

February 28, 2018

Dear fellow shareholder,

I am pleased to inform you of the recent decision made by our board of directors to again declare a quarterly dividend of $0.06 per share of outstanding common stock of Business First Bancshares, Inc. The board made this decision after reviewing, among other things, our financial performance for the quarter and year ended December 31, 2017, together with our historical financial performance and trends. The dividend is payable on February 28, 2018, to shareholders of record at the close of business on February 15, 2018. It is our eighth consecutive quarterly dividend.

Quarterly Highlights

A few highlights from the quarter and year-to-date are included below. You may also find more detailed financial data in our Annual Report on Form 10-K, which we expect to file on or prior to Monday, April 2, 2018, with the Securities and Exchange Commission and post on our website at the following link: www.b1bank.com/about-b1bank/shareholder-information/

Quarterly Highlights (dollars in thousands except per share data)
	As of and for the periods ended
	December 31, 2017	September 30, 2017	December 31, 2016
	(unaudited)		(audited)
Total Assets	$1,321,256	$1,213,831	$1,105,841
Loans	$975,485	$938,108	$811,131
Deposits	$1,055,533	$1,015,094	$932,795

Book Value per share	$17.58	$17.32	$16.42

Net Income (Quarterly)	$-862	$1,682	$1,486
Earnings per share – basic (Quarterly)	$-0.09	$0.24	$0.21
Net Income (Annual)	$4,848		$5,111
Earnings per share – basic (Annual)	$0.63		$0.73

As the table above illustrates, the fourth quarter of 2017 was another quarter of strong organic balance sheet growth, capping a consistently solid year of growth. Loans increased over the quarter ended December 31, 2017 by 4.0%, and over the year ended December 31, 2017 by 20.3%. Deposits increased over the quarter ended December 31, 2017 by 4.0% and over the year ended December 31, 2017 by 13.2%. Similarly, assets grew by 8.9% and 19.5% over the same quarter and year, respectively. I should highlight that these are organic growth numbers and do not reflect our acquisition of Minden Bancorp, Inc. and its subsidiary, MBL Bank, which was completed on January 1, 2018. I am very proud of our team for this strong growth, particularly in light of the early year collapse in energy prices.

You will unfortunately also see in the table less exciting news about our earnings in the fourth quarter, dampening our full year results. In the fourth quarter, we replenished our loan loss provision in the amount of $2.2 million after recognizing impairment on two loan relationships. These two relationships were both a number of years old and related to the energy industry. While most of our portfolio exceeded expectations during the price dip of early 2017, these two did not. Although we strive to minimize risk and are proud of our strong underwriting policies and procedures, we will inevitably experience losses from time to time and we are always disappointed when they occur. We feel comfortable with our loan provision as it currently stands relative to the remainder of our portfolio and continue to diversify our exposures through new client acquisition, new market expansion and strategic acquisitions.

That loss alone would not have caused us to suffer an aggregate loss for the quarter or diminish the returns per share as dramatically if not accompanied by two other events, both of which had negative effects on our short term results but which we believe will ultimately enhance future returns to our shareholders.

First, in October 2017, we issued 3,299,925 shares of our common stock in a private placement offering raising gross proceeds of approximately $66.0 million that were used to fund our acquisition of Minden Bancorp, Inc. and its subsidiary, MBL Bank. Although we were able to complete our acquisition on a very quick timetable (less than three months following announcement), we were not able to experience any additional income attributable to our increased capital position to account for the short term lag between the date of the private placement and the closing of our acquisition. As we continue to grow, the short-term effect of these timing matters should diminish, but this particular capital raise was significant enough to affect our short-term results.

Second, on December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (“TCJA”). Although we expect to experience long term benefits due to the lower corporate tax rates provided by the TCJA, our fourth quarter results were negatively affected by a mark-to-market adjustment relating to our deferred tax assets, or DTAs, that was required as a result of the new corporate tax rate structure. Because DTAs derive their value from current tax rates, the decrease in the future tax rate structure under the TCJA resulted in a decrease in the value of the DTAs carried on our balance sheet. As a result of the mark-to-market requirements under applicable accounting rules, we recorded a net accounting impairment of approximately $1.7 million during the fourth quarter of 2017 to the value of our DTAs.

Taken together, these non-recurring events resulted in a fourth quarter that somewhat obscures what was otherwise a terrific year of growth in both assets and earnings power. As a result, we continue to remain excited and optimistic for the future.

Next Steps

On February 15, 2018, we filed an application to list our stock on the NASDAQ stock exchange. We expect that our stock will be publicly listed and tradeable sometime in April of this year under the ticker symbol “BFST”.

Trading on a major public exchange could be interpreted as the end of a long journey and is something that we have been preparing for over a number of years, beginning with the registration of shares of our common stock issued in connection with our acquisition of American Gateway Financial Corporation with the SEC in 2015. However, we see this important milestone as merely the end of the beginning and another step on our journey towards becoming the region’s preeminent business-focused community bank.

The liquidity obtained by listing our shares on a national stock exchange provides us with yet another tool that we may use to continue recruiting superior talent, enhance our ability to take advantage of strategic acquisition opportunities, and provide increasingly efficient access to capital as opportunities may arise. We sense opportunities in the community banking landscape and believe that going public further enhances our ability to capitalize on these future market opportunities.

On March 23, prior to the effective date of our market listing, we will hold our 2018 annual shareholders meeting. You should have received the proxy material within the last few days and while we certainly welcome your attendance, we ask that you please return your proxy as soon as possible even if you plan to attend.

Being public means little if we don’t continue to perform as we have in the past. So, as always, I ask you to keep us in mind for your business and personal banking needs and to continue referring Business First Bank to your friends and associates. No marketing will ever be as meaningful as a personal recommendation from you.

Thank you for your support and your investment and I look forward to taking this next step of our journey with you.

Jude Melville

President and Chief Executive Officer

Cautionary note regarding forward-looking statements: This letter contains forward-looking statements in which Business First Bancshares, Inc. (Business First) discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projection or expectations relating to loan and deposit volumes and expansion efforts and results. The words “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” and similar expressions are intended to identify those assertions as forward looking statements.

Business First cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Business First’s actual results to differ materially from those anticipated in the forward-looking statement include the ability to sustain and continue our organic loan and deposit growth, market declines in industries to which we have exposure, changes in interest rates and market prices, changes in the levels of loan prepayments, deteriorating asset quality and higher loan charge-offs, and changes in the availability of funds.

Investors are cautioned that some of the assumptions upon which Business First's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example interest rates, which Business First cannot control. Further, Business First may make changes to its business plans that could affect its results. Business First cautions investors that it undertakes no obligation to update any forward-looking statements.